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                                                                       EXHIBIT 5

                                                               September 9, 1996

First Financial Caribbean Corporation
1159 Franklin D. Roosevelt Avenue
San Juan, Puerto Rico 00920

     RE: REGISTRATION STATEMENT ON FORM S-3 WITH RESPECT TO $75,000,000 SENIOR
         NOTES DUE 2006 OF FIRST FINANCIAL CARIBBEAN CORPORATION

Dear Sirs:

     We are acting as counsel for First Financial Caribbean Corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and pursuant to the Company's Registration Statement on Form S-3, to be filed with the Securities and Exchange Commission on or about September 9, 1996 (the "Registration Statement"), covering a proposed sale by the Company of $75,000,000 of the Company's Senior Notes due 2006 (the "Notes"). The Notes are to be issued under the terms of an Indenture to be entered into between the Company and Bankers Trust Company and will be sold to BT Securities Corporation (the "Underwriter") pursuant to an Underwriting Agreement to be entered into by and between the Company and the Underwriter.

     We have examined and are familiar with the originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments relating to the incorporation of the Company and to the authorization and issuance of the Notes, and made such investigations of law as we have deemed necessary and advisable. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of all such latter documents. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have relied upon certificates of public officials and certificates of officers of the Company for the accuracy of material, factual matters contained therein which were not independently established.

     Based upon the foregoing and having regard to legal considerations that we deem relevant, we are of the opinion that when the Registration Statement shall have been declared effective, the Indenture has been duly executed and delivered, the Notes have been duly executed and authenticated in accordance with the Indenture and sold and delivered as contemplated by the Registration Statement and the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company, in each case subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement and in the Prospectus constituting a part thereof. In giving the foregoing consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

     We are members of the Bar of the Commonwealth of Puerto Rico and do not purport to be experts in, or to render any opinions with respect to, the laws of any state or jurisdiction other than the laws of the Commonwealth of Puerto Rico and the Federal laws of the United States of America.

                                          Very truly yours,

                                          /s/ Pietrantoni Mendez & Alvarez